EXHIBIT 16.1

J&S ASSOCIATE PLT 202206000037 (LLP0033395-LCA) & AF002380 (Registered with PCAOB and MIA) B-11-14, Megan Avenue II 12, Jalan Yap Kwan Seng, 50450, Kuala Lumpur, Malaysia	Tel: +603-4813 9469 Email: info@jns-associate.com Website: jns-associate.com

May 2, 2025

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

RE: New Momentum Corporation. (NNAX)

We have resigned from our position as the auditor of NNAX effective April 29, 2025.

We have read the statements made by NNAX in Item 4.01 of this Form 8-K regarding the change in auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made in Item 4.01 of this Form 8-K.

Very truly yours,

/s/ J&S Associate PLT

Certified Public Accountants

PCAOB Number: 6743

We have served as the Company’s auditor since 2022.

Kuala Lumpur, Malaysia